Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Announces Exploration of Strategic Alternatives

LITTLETON, MA—(MARKET WIRE)—September 23, 2013 — Dover Saddlery, Inc. (NASDAQ:DOVR - News), the leading multi-channel retailer of equestrian products, today announced that its Board of Directors and senior management have initiated a process to identify and consider a range of operational, financial and strategic alternatives to better pursue its growth strategy and that may accelerate the enhancement of value for the benefit of its stockholders.

At the direction of the Board, the Company has engaged Duff & Phelps Securities, LLC as its exclusive financial advisor in connection with the review process.  While the Board has previously received unsolicited expressions of interest in relation to various potential strategic transactions from time to time, it is not currently in discussions with any particular party.

While undertaking this process, the Board and senior management team will remain highly focused on executing the Company’s long-term operational plan, which includes among other initiatives the continued rollout of its retail store expansion plan and the integration and realization of the strategic and financial benefits of the new retail stores opened over the past several years.

The Company stated that there can be no assurance that the Board’s exploration of strategic alternatives will result in any transaction being pursued, entered into or consummated, and there is no set timetable for the strategic review process.  The Company does not intend to comment further regarding the evaluation of strategic alternatives until such time as the Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about potential consideration of strategic alternatives and the outcome of the Board of Directors’ strategic review and evaluation of the Company. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddler’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

For more information, please call 1-978-952-8062 or visit DoverSaddlery.com